PIMCO INCOME OPPORTUNITY FUND

NOTICE OF CHANGE OF TRUSTEES

WHEREAS, PIMCO Income Opportunity Fund (the “Trust”) is organized as a trust under the laws of the Commonwealth of Massachusetts; and

WHEREAS, the Board nominated and appointed Joseph B. Kittredge, Jr. as a Trustee of the Trust, effective as of June 11, 2020;

NOW, THEREFORE, as a result of the foregoing Trustee nomination and appointment, the nine (9) Trustees of the Trust are:

Sarah E. Cogan	1633 Broadway New York, New York 10019

Deborah A. DeCotis	1633 Broadway New York, New York 10019

David N. Fisher	650 Newport Center Drive Newport Beach, CA 92660

James A. Jacobson	1633 Broadway New York, New York 10019

Hans W. Kertess	1633 Broadway New York, New York 10019

Joseph B. Kittredge, Jr.	1633 Broadway New York, New York 10019

John C. Maney	650 Newport Center Drive Newport Beach, CA 92660

William B. Ogden, IV	1633 Broadway New York, New York 10019

Alan Rappaport	1633 Broadway New York, New York 10019

IN WITNESS WHEREOF, this Notice has been subscribed this 9th day of July, 2020, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

Ryan Leshaw, Chief Legal Officer

Signature Page – PIMCO Income Opportunity Fund (PKO)

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

July 10, 2020 01:08 PM

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth